EXHIBIT 99.1

Attestation Report of Independent Registered Public Accounting Firm

Citibank Omni-S Master Trust

c/o The Bank of New York, as successor to Bank One National Association (formerly The First National Bank of Chicago), as Trustee

Citi Omni-S Finance LLC, as successor to SRFG, Inc. (formerly Sears Receivables Financing

Group, Inc.), as Seller

Citibank (South Dakota), National Association, as Servicer

We have examined the accompanying assertion made by management on Citibank (South Dakota), National Association’s (“CBSD”) compliance, as Servicer, with the servicing requirements in Sections 3.02, 4.03, 4.04, 4.05, 4.06 and 8.07 of the Pooling and Servicing Agreement, dated as of July 31, 1994, as amended, for the Citibank Omni-S Master Trust (formerly known as the Sears Credit Account Master Trust II), between Citi Omni-S Finance LLC, as successor to SRFG, Inc. (formerly Sears Receivables Financing Group, Inc.), as Seller, CBSD, as successor to Sears, Roebuck and Co., as Servicer and The Bank of New York, as successor to Bank One National Association (formerly The First National Bank of Chicago), as Trustee (the “Agreement”) and the provisions relating to servicing or the allocation and payment of Collections in any Series Supplements during the pre-defeasance period from January 1, 2005 to December 6, 2005. Management is responsible for CBSD’s compliance with the aforementioned sections of the Agreement. Our responsibility is to express an opinion based on our examination.

Our examination was conducted in accordance with attestation standards established by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence supporting management’s assertion and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

In our opinion, management’s assertion referred to above is fairly stated, in all material respects, based upon the stated criteria in the Agreement.

This report is intended solely for the information and use of the Trustee, the Seller and CBSD and is not intended to be and should not be used by anyone other than these specified parties.

/s/ KPMG LLP

New York, New York

March 24, 2006

Management Report on Citibank (South Dakota), National Association’s Compliance, as
Servicer, with the Servicing Requirements of the Pooling and Servicing Agreement

Management of Citibank (South Dakota), National Association (“CBSD”), as Servicer, is responsible for compliance with the servicing requirements in Sections 3.02, 4.03, 4.04, 4.05, 4.06 and 8.07 of the Pooling and Servicing Agreement, dated as of July 31, 1994, as amended, for the Citibank Omni-S Master Trust (formerly known as the Sears Credit Account Master Trust II), between Citi Omni-S Finance LLC, as successor to SRFG, Inc. (formerly Sears Receivables Financing Group, Inc.), as Seller, CBSD, as successor to Sears, Roebuck and Co., as Servicer and The Bank of New York, as successor to Bank One National Association (formerly The First National Bank of Chicago), as Trustee (the “Agreement”) and the provisions relating to servicing or the allocation and payment of Collections in any Series Supplements during the pre-defeasance period from January 1, 2005 to December 6, 2005.

Management has performed an evaluation of CBSD’s compliance with the aforementioned sections of the Agreement during the pre-defeasance period from January 1, 2005 to December 6, 2005. Based upon this evaluation, management believes that during the pre-defeasance period from January 1, 2005 to December 6, 2005, CBSD, as Servicer, was materially in compliance with the aforementioned sections of the Agreement.

/s/ Kendall Stork

Kendall Stork

President

March 24, 2006